Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

Form of Exhibit for Bramshill
to the
Advisors Managed Portfolios Custody Agreement

Name of Series
Bramshill Income Performance Fund

Base Fee for Custody Services
Annual Fee Based Upon Market Value Per Fund*

[ ] basis point on average daily market value of all long securities and cash held in the portfolio
Minimum annual fee per fund - $[ ]

Plus portfolio transaction fees

Portfolio Transaction Fees
$[ ] – Book entry DTC transaction, Federal Reserve transaction, principal paydown
$[ ] – Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
$[ ] – Option/SWAPS/future contract written, exercised or expired
$[ ] – Mutual fund trade, Fed wire, margin variation Fed wire
$[ ] – Physical security transaction
$[ ] – Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services
Additional fees apply for global servicing.
Sub Advised Funds - $[ ] per custody account per year
Class Action Services – $[ ] filing fee per class action per account, plus [ ] % of gross proceeds, up to a maximum per recovery not to exceed $[ ]
$[ ] – Segregated account per year
No charge for the initial conversion free receipt.
Overdrafts – charged to the account at prime interest rate plus [ ] % unless a line of credit is in place.

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.

Additional Global Sub-Custodial Services Annual Fee Schedule

*Safekeeping and transaction fees are assessed on security and currency transactions.

A monthly base fee per fund will apply based on the number of foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.
[ ] –[ ] foreign securities – $[ ]; [ ] –[ ] foreign securities – $[ ]; Over [ ] foreign securities – $[ ]
Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.
For all other markets specified in above grid, surcharges may apply if a security is held outside of the local market.

Miscellaneous Expenses
Tax reclaims that have been outstanding for more than [ ] ([ ]) months with the client will be charged $[ ] per claim.
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
SWIFT reporting and message fees.

Adviser’s signature as acknowledgement of the fee schedule shown above is not needed. Bramshill Investments, LLC signed the fee schedule on December 20, 2018.